Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	James Cline
Chief Financial Officer
540-542-6300

Harriet Fried
LHA
212-838-3777

Trex Company Announces Third-Quarter 2013 Results

•	Net Sales of $72 Million

•	$23 Million in Charges Recognized in the Quarter

•	$25 Million Share Buyback Program Completed

•	New $30 Million Share Buyback Announced

WINCHESTER, Va. – October 25, 2013 – Trex Company, Inc. (NYSE: TREX), the world’s largest manufacturer of wood-alternative decking and railing products, today announced financial results for the third quarter ended September 30, 2013.

Net sales for the third quarter of 2013 totaled $72.2 million compared to net sales of $70.8 million for the 2012 third quarter, an increase of 2%. The Company reported a net loss of $15.3 million, or $0.91 per diluted share, for the 2013 period compared to a net loss of $14.3 million, or $0.86 per diluted share, for the prior-year period. During the 2013 third quarter, the Company recognized $22.9 million of non-operating charges, consisting of a $1.8 million charge related to market share expansion and resetting its prices for certain products as the Company transitions its product offerings exclusively to Transcend® technology; a $20.0 million increase to its warranty reserve for decking material manufactured at its Nevada plant prior to 2007; and a $1.1 million charge related to subleased office space in Dulles, Virginia. During the 2012 third quarter, the Company recognized a $20 million increase to its warranty reserve and $0.5 million related tax charge.

Excluding these charges, net sales and earnings per share would have been $74.0 million and $0.45, respectively, for the 2013 third quarter compared to net sales and earnings per share of $70.8 million and $0.36, respectively, in the 2012 period.

For the nine months ended September 30, 2013, the Company reported net sales of $278.7 million compared to net sales of $261.2 million for the 2012 period, an increase of 6.7%. The Company reported net income of $19.5 million, or $1.13 per diluted share, compared to net income of $6.3 million or $0.37 per diluted share for the 2012 period. During the 2013 period, the Company recognized $24.8 million of non-operating charges, consisting of the adjustments noted above and a $2.0 million charge related to the mold class action that was recorded earlier in the year. During the 2012 period, the Company recognized $21.0 million in increases to the warranty reserve, net of taxes, and $0.7 million of severance charges.

Excluding these charges, net sales and earnings per share would have been $280.5 million and $2.57 respectively for the 2013 nine-month period compared to net sales and earnings per share of $261.2 million and $1.70 respectively for the 2012 nine-month period.

Chairman, President and CEO Ronald W. Kaplan commented, “The market’s response to our expanded line-up of high-performance decking and railing products continues to be enthusiastic, resulting in third-quarter sales exceeding our revenue guidance. Our sales success was masked by a $1.8 million charge that supports a significant sales growth opportunity moving forward. This charge is an investment in the future as we completely transition from our prior-generation wood-plastic composite products to our comprehensive and innovative second-generation high-performance decking and railing products. We will couple this with a revamped pricing strategy and expanded support for our business partners. This plan is a key element of our strategy to advance Trex’s industry-leading market share.

“Operationally, it was another solid quarter for Trex. Our operating gross margin was strong despite operating at seasonally lower levels of capacity utilization and our underlying EPS was better than anticipated at $0.45 per share.

“To further advance our industry leading market share, we are continuing to expand our distribution network. In the last couple of weeks, we added three major East Coast distributors, significantly increasing our presence in this strategically important region. We expect sales growth from our expansion strategies with all classes of customers to occur over the next several years with 2014 benefiting by $40 million to $60 million.”

Mr. Kaplan concluded, “As we position ourselves for 2014, we are confident in Trex’s core strategies of providing a best-in-class product platform, growing our distribution presence, leveraging our low-cost manufacturing capabilities and expanding our brand reach. For the fourth quarter of 2013, we expect net sales of approximately $50 million, an increase of approximately 9% over the prior-year period.”

Third Quarter Share Repurchase Program

The Company completed its $25 million share repurchase program announced in the third quarter. Under the plan the Company repurchased 561,255 shares of its common stock at an average cost of $44.54 per share.

New Common Share Repurchase Program

The Company announced that its Board of Directors has authorized a new Common Share Repurchase Plan of up to $30 million of the Company’s outstanding common stock over approximately a four- month period.

Because the repurchases under the Plan are subject to certain pricing parameters, there is no guarantee as to the exact number of shares that will be repurchased under the Plan, or that there will be any repurchases pursuant to the Plan. In addition, the stock repurchase program may be suspended, extended or terminated by the Company at any time without prior notice.

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Third-Quarter2013 Conference Call and Webcast Information

Trex will hold a conference call to discuss its third-quarter 2013 results on Friday, October 25, 2013 at 10:00 a.m. ET. To participate in the live call by telephone, please dial 706-634-1218 or 888-803-7566 and reference conference ID #72626351. A live webcast of the conference call will also be available in the Investor Relations section of the Trex Company website at trex.com.

For those who cannot listen to the live broadcast, an audio replay of the earnings call will be available on the Trex website for 30 days.

Forward-Looking Statements

The statements in this press release regarding the Company’s expected future performance and condition constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are subject to risks and uncertainties that could cause the Company’s actual operating results to differ materially. Such risks and uncertainties include the extent of market acceptance of the Company’s products; the costs associated with the development and launch of new products and the market acceptance of such new products; the sensitivity of the Company’s business to general economic conditions; the impact of weather-related demand fluctuations on inventory levels in the distribution channel and sales of the Company’s products; the Company’s ability to obtain raw materials at acceptable prices; the Company’s ability to maintain product quality and product performance at an acceptable cost; the level of expenses associated with product replacement and consumer relations expenses related to product quality; and the highly competitive markets in which the Company operates. Documents filed with the Securities and Exchange Commission by the Company, including in particular its latest annual report on Form 10-K and quarterly reports on Form 10-Q, discuss some of the important factors that could cause the Company’s actual results to differ materially from those expressed or implied in these forward-looking statements. The Company expressly disclaims any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

About Non-GAAP Measures

To supplement the condensed consolidated financial statements, which are prepared and presented in accordance with U.S. GAAP, the Company uses the following non-GAAP financial measures: non-GAAP net sales and non-GAAP earnings per share. A supplementary schedule has been provided with the press release that reconciles GAAP and Non-GAAP measures for selected items. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information presented in accordance with GAAP.

The Company defines non-GAAP earnings per share as net income before certain charges detailed in this release divided by weighted average basic or diluted shares outstanding, as aplicable. The Company uses these non-GAAP financial measures for financial and operational decision-making purposes and as a means to evaluate period-to-period comparisons. The Company also believes that investors and analysts benefit from referring to these non-GAAP financial measures in assessing the performance and expectations of the Company’s future performance.

For more information on the reconciliation of GAAP and non-GAAP financial measures for selected items, please see the two tables titled “Reconciliations of GAAP and Non-GAAP For Selected Items” for the three and nine month periods ending September 30, 2012 and 2013 at the end of this release.

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About Trex Company

Trex Company is the world’s largest manufacturer of wood-alternative decking and railing, with more than 20 years of product experience. Stocked in more than 6,000 retail locations throughout the world, Trex® outdoor living products offer a wide range of style options with fewer ongoing maintenance requirements than wood, as well as a truly environmentally responsible choice. For more information, visit trex.com.

TREX COMPANY, INC.

Condensed Consolidated Statements of Comprehensive Income

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012

Net sales	$72,249	$70,819	$278,680	$261,199

Cost of sales	72,098	68,673	199,747	190,043

Gross profit	151	2,146	78,933	71,156

Selling, general and administrative expenses	15,375	15,836	58,609	55,304

Income (loss) from operations	(15,224)	(13,690)	20,324	15,852

Interest expense, net	70	153	531	8,863

Income (loss) before income taxes	(15,294)	(13,843)	19,793	6,989

Provision for income taxes	4	469	298	650

Net income (loss)	$(15,298)	$(14,312)	$19,495	$6,339

Basic earnings (loss) per common share	$(0.91)	$(0.86)	$1.15	$0.40

Basic weighted average common shares outstanding	16,830,106	16,677,159	16,886,355	15,910,300

Diluted earnings (loss) per common share	$(0.91)	$(0.86)	$1.13	$0.37

Diluted weighted average common shares outstanding	16,830,106	16,677,159	17,253,455	17,011,706

Comprehensive income (loss)	$(15,298)	$(14,312)	$19,495	$6,339

Trex Company, Inc.

Reconciliations of GAAP and Non-GAAP

For Selected Items

GAAP to Non-GAAP Reconciliation

3 Months Ended September 30,

Amounts In Thousands

		2013	2012
GAAP Income (loss) from Operations		($15,224)	($13,690)
Non-GAAP Adjustments
Business Expansion Charge(1)	Net sales	$1,800	$0
Increase to Warranty Reserve(2)	Cost of sales	$20,000	$20,000
Corporate Office Sublet Charge(3)	Selling, general and administrative expenses	$1,066	$0
Mold Class Action Provision(4)	Selling, general and administrative expenses	$79	$0

Total Non-GAAP Adjustments		$22,945	$20,000

Non-GAAP Income (loss) from Operations		$7,721	$6,310

2013 Non-GAAP Adjustments include: (1) a $1.8M charge related to business expansion (Net sales), (2) a $20.0M charge to the previously established warranty reserve (Cost of sales), (3) a $1.1M charge in connection with its sublet of corporate office space in Dulles, Va. (Selling, general and administrative expenses) and (4) a $0.1M provision for the mold class action (Selling, general and administrative expenses)

2012 Non-GAAP Adjustments include: (2) a $20M charge to the previously established warranty reserve (Cost of sales).

GAAP to Non-GAAP Reconciliation

9 Months Ended September 30,

Amounts In Thousands

		2013	2012
GAAP Income (loss) from Operations		$20,324	$15,852
Non-GAAP Adjustments
Business Expansion Charge(1)	Net sales	$1,800	$0
Increase to Warranty Reserve(2)	Cost of sales	$20,000	$21,487
Corporate Office Sublet Charge(3)	Selling, general and administrative expenses	$1,066	$0
Mold Class Action Provision(4)	Selling, general and administrative expenses	$1,970	$0
Severance Charge(5)	Selling, general and administrative expenses	$0	$673

Total Non-GAAP Adjustments		$24,836	$22,160

Non-GAAP Income (loss) from Operations		$45,160	$38,012

2013 Non-GAAP Adjustments include: (1) a $1.8M charge related to business expansion (Net sales), (2) a $20.0M charge to the previously established warranty reserve (Cost of sales), (3) a $1.1M charge in connection with its sublet of corporate office space in Dulles, Va. (Selling, general and administrative expenses), and (4) a $2.0M provision for the mold class action (Selling, general and administrative expenses)

2012 Non-GAAP Adjustments include: (2) a $21.5M charge to the previously established warranty reserve (Cost of sales) and (5) and a $0.7M severance charge (Selling, general and administrative expenses).

TREX COMPANY, INC.

Condensed Consolidated Balance Sheets

(In thousands, except share data)

(Unaudited)

	30-Sep-13	31-Dec-12

ASSETS
Current assets:

Cash and cash equivalents	$19,583	$2,159
Accounts receivable, net	24,024	26,542
Inventories	11,177	17,521
Prepaid expenses and other assets	1,741	2,188
Income taxes receivable	1,006	435
Deferred income taxes	3,874	3,792

Total current assets	61,405	52,637
Property, plant and equipment, net	100,425	104,425
Goodwill and other intangibles	10,544	10,550
Other assets	1,081	1,003

Total assets	$173,455	$168,615

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:

Accounts payable	$6,673	$11,161
Accrued expenses	23,051	18,818
Accrued warranty	9,000	7,500
Line of credit	—	5,000

Total current liabilities	38,724	42,479
Deferred income taxes	4,444	7,353
Non-current accrued warranty	34,040	21,487
Other long-term liabilities	2,436	3,310

Total liabilities	79,644	74,629

Stockholders’ equity:
Preferred stock, $0.01 par value, 3,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.01 par value, 40,000,000 shares authorized; 17,239,580 and 17,010,493 shares issued and 16,678,325 and 17,010,493 shares outstanding at September 30, 2013 and December 31, 2012, respectively	172	170
Additional paid-in capital	103,966	98,638
Retained earnings (deficit)	14,673	(4,822)
Treasury stock, at cost, 561,255 shares	(25,000)

Total stockholders’ equity	93,811	93,986

Total liabilities and stockholders’ equity	$173,455	$168,615

TREX COMPANY, INC.

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Nine Months Ended September 30,
	2013	2012

OPERATING ACTIVITIES
Net income	$19,495	$6,339
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	12,444	18,351
Other non-cash charges	40	4,178
Changes in operating assets and liabilities	21,686	31,508

Net cash provided by operating activities	$53,665	$60,376

INVESTING ACTIVITIES	$(8,717)	$(5,563)

FINANCING ACTIVITIES	$(27,524)	$(56,839)

Net increase (decrease) in cash and cash equivalents	$17,424	$(2,026)
Cash and cash equivalents at beginning of period	$2,159	$4,526

Cash and cash equivalents at end of period	$19,583	$2,500